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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
                           (PURSUANT TO SECTION 13(E)
                     OF THE SECURITIES EXCHANGE ACT OF 1934)
                               (AMENDMENT NO. 1)
                               -------------------

                                  ACORDIA, INC.
                              (NAME OF THE ISSUER)

                             AICI ACQUISITION CORP.

                        ANTHEM INSURANCE COMPANIES, INC.
                       (NAME OF PERSONS FILING STATEMENT)

                          COMMON STOCK, $1.00 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   004929 10 5
                      (CUSIP NUMBER OF CLASS OF SECURITIES)
                                -----------------
                               PATRICK M. SHERIDAN
                             AICI ACQUISITION CORP.
                        ANTHEM INSURANCE COMPANIES, INC.
                               120 MONUMENT CIRCLE
                           INDIANAPOLIS, INDIANA 46204
                            TELEPHONE: (317) 488-6000
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
  TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF PERSONS FILING STATEMENT)

                              --------------------

                                    Copy to:
                              JAMES H. GROSS, ESQ.
                         VORYS, SATER, SEYMOUR AND PEASE
                        P.O. BOX 1008, 52 EAST GAY STREET
                             COLUMBUS, OH 43216-1008
                            TELEPHONE: (614) 464-6400

         This statement is filed in connection with (check the appropriate box):

a.       [ ]  The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.       [ ]  The filing of a registration statement under the Securities Act of 1933.
c.       [X]  A tender offer.
d.       [ ]  None of the above.

         Check the following box if the soliciting materials or information
statement referred to in checking box (a) are preliminary copies.     [ ]


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         Anthem Insurance Companies, Inc. and its wholly-owned subsidiary, AICI
Acquisition Corp., hereby amend and supplement their Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Statement"), originally filed on June 6,
1997, with respect to an offer to purchase all outstanding shares of Common Stock, par value $1.00 per share of Acordia, Inc., a Delaware corporation, as set forth in their Schedule 14D-1. Capitalized terms not defined herein have the meanings assigned thereto in the Schedule 14D-1.



ITEM 4.  TERMS OF THE TRANSACTION.

         (a) The information set forth in the sections entitled "INTRODUCTION," "THE TENDER OFFER--Terms of the Offer," "THE TENDER OFFER--Procedures for Tendering Common Stock," "THE TENDER OFFER--Withdrawal Rights," "THE TENDER OFFER--Acceptance for Payment and Payment," "THE TENDER OFFER--Certain Conditions of the Offer" and "THE TENDER OFFER--Certain Legal Matters" of the Offer to Purchase and in the Letter of Transmittal is incorporated herein by reference. The Purchaser will not be required to accept for payment or pay for any Common Stock unless the Minimum Tender Condition and the other conditions described in the Offer to Purchase have been satisfied or waived prior to the Expiration Date.

ITEM 8.  FAIRNESS OF THE TRANSACTION.

          (a)-(e) The information set forth in the sections entitled "INTRODUCTION," "SPECIAL FACTORS--Background of the Offer," "SPECIAL FACTORS--Analysis of Credit Suisse First Boston as Financial Advisor to Parent," "SPECIAL FACTORS--Fairness of the Offer," "SPECIAL FACTORS--Purpose of the Offer and the Merger; Plans for the Company" and "SPECIAL FACTORS--Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and Related Transactions" of the Offer to Purchase is incorporated herein by reference. While the Board of Directors of Parent did not participate in the deliberations of the Company Special Committee and did not participate in the preparation of the Company's Schedule 14D-9, Parent and the Purchaser have adopted the analysis of the Company Special Committee as their own with respect to the fairness of the Offer to the Company's unaffiliated security holders.

ITEM 14.  FINANCIAL INFORMATION.

         (a) The information set forth in the section entitled "THE TENDER OFFER--Certain Information Concerning the Company" of the Offer to Purchase is incorporated herein by reference. Notwithstanding the disclaimer to the contrary in the Offer to Purchase and notwithstanding the fact that Parent and the Purchaser did not actively participate in the preparation of the financial statement information of the Company which was derived from publicly available filings by the Company, Parent and the Purchaser have assumed the responsibility for the accuracy and completeness of the financial information regarding the Company in the Offer to Purchase for purposes of the Offer.



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         (b)  Not applicable.

ITEM 17.  MATERIAL TO BE FILED AS EXHIBITS.

         (a) Not applicable.

(b)(1)   Fairness opinion of Credit Suisse First Boston Corporation dated
         May 30, 1997 (previously filed as exhibit (c)(3) to the Schedule 14D-1 and incorporated herein by reference).

*(b)(2) Presentation of Credit Suisse First Boston Corporation delivered to the Board of Directors of Anthem Insurance Companies, Inc. on May 30, 1997.

(c)(1) Agreement and Plan of Merger dated as of June 2, 1997, among the Company, Parent and the Purchaser (previously filed as exhibit (c)(1) to the Schedule 14D-1 and incorporated herein by reference).

(c)(2) Complaint filed in Crandon Capital Partners v. Acordia, Inc., et. al (Del. Ch. June 5, 1997) (previously filed as exhibit (c)(4) to the
         Schedule 14D-1 and incorporated herein by reference).

(c)(3) Complaint filed in Sherry Levinson v. Acordia, Inc., et. al. and Anthem Insurance Companies, Inc. (Del. Ch. June 5, 1977) (previously filed as exhibit (c)(5) to the Schedule 14D-1 and incorporated herein by reference).

(d)(1) Offer to Purchase (previously filed as exhibit (a)(1) to the Schedule 14D-1 and incorporated herein by reference).

(d)(2) Letter of Transmittal (previously filed as exhibit (a)(2) to the Schedule 14D-1 and incorporated herein by reference).

(d)(3) Notice of Guaranteed Delivery (previously filed as exhibit (a)(3) to the Schedule 14D-1 and incorporated herein by reference).

(d)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as exhibit (a)(4) to the Schedule 14D-1 and incorporated herein by reference).

(d)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed as exhibit (a)(5) to the Schedule 14D-1 and incorporated herein by reference).

(d)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (previously filed as exhibit (a)(6) to the Schedule 14D-1 and incorporated herein by reference).

(d)(7) Form of Summary Advertisement, dated June 6, 1997 (previously filed as exhibit (a)(7) to the Schedule 14D-1 and incorporated herein by reference).

(d)(8) Text of Press Release, dated June 2, 1997, issued by Purchaser (previously filed as exhibit (a)(8) to the Schedule 14D-1 and incorporated herein by reference).

(d)(9) Notice regarding the Acordia, Inc. Producers Deferred Compensation & Equity Plan (previously filed as exhibit (a)(9) to the Schedule 14D-1 and incorporated herein by reference).

(d)(10) Notice regarding the Anthem, Acordia and ABI 401(k) Plans (previously filed as exhibit (a)(10) to the Schedule 14D-1 and incorporated herein by reference).

(d)(11) Letter dated June 17, 1997 from Frank C. Witthun, President and CEO of the Company, and L. Ben Lytle, Chairman of the Board of Directors of the Company, to all restricted stock participants (previously filed as exhibit (a)(11) to the Schedule 14D-1 and incorporated herein by reference.)

(d)(12) Letter dated June 17, 1997 from Frank C. Witthun, President and CEO of the Company, and L. Ben Lytle, Chairman of the Board of Directors of the Company, to the restricted stock participants under the Producer Deferred Compensation and Equity Plan (previously filed as exhibit
         (a)(12) to the Schedule 14D-1 and incorporated herein by reference).

(d)(13)  Letter from Frank C. Witthun, President and CEO of the Company, and
         L. Ben Lytle, Chairman of the Board of Directors of the Company, to each stock optionholder of the Company with an attached list of questions and answers regarding the stock options issued under the various Company stock compensation plans (previously filed as exhibit
         (a)(13) to the Schedule 14D-1 and incorporated herein by reference).

(d)(14) Form of Stock Option Cancellation Agreement (previously filed as exhibit (a)(14) to the Schedule 14D-1 and incorporated herein by reference).

(d)(15) Text of Press Release, dated July 2, 1997, issued by Parent (previously filed as exhibit (a)(15) to the Schedule 14D-1 and incorporated herein by reference).

(e) Section 262 of the General Corporation Law of the State of Delaware (included as Annex I to the Offer to Purchase and incorporated herein by reference).

(f)      Not applicable.

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* Material filed herewith.

                                    SIGNATURE

         After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:   July 2, 1997


                                      AICI ACQUISITION CORP.


                                      by: /s/ Patrick M. Sheridan
                                         -----------------------------
                                      Title: Treasurer


                                      ANTHEM INSURANCE COMPANIES, INC.


                                      by: /s/ Patrick M. Sheridan
                                         -----------------------------
                                      Title: Executive Vice President



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                                  EXHIBIT INDEX

EXHIBIT                                                                                        PAGE
NUMBER         EXHIBIT NAME                                                                   NUMBER
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(a)       Not applicable.

(b)(1)    Fairness opinion of Credit Suisse First Boston Corporation dated
          June 2, 1997 (previously filed as exhibit (c)(3) to the Schedule 14D-1 and incorporated herein by reference)

*(b)(2) Presentation of Credit Suisse First Boston Corporation delivered to the Board of Directors of Anthem Insurance Companies, Inc. on May
          30, 1997.

(c)(1) Agreement and Plan of Merger dated as of June 2, 1997, among the Company, Parent and the Purchaser (previously filed as exhibit (c)(1) to the Schedule 14D-1 and incorporated herein by reference).

(c)(2)    Complaint filed in Crandon Capital Partners v. Acordia, Inc., et. al.
          (Del. Ch. June 5, 1997) (previously filed as exhibit (c)(4) to the
          Schedule 14D-1 and incorporated herein by reference).

(c)(3) Complaint filed in Sherry Levinson v. Acordia, Inc., et. al. and Anthem Insurance Companies, Inc. (Del. Ch. June 5, 1997) (previously filed as exhibit (c)(5) to the Schedule 14D-1 and incorporated herein by reference).

(d)(1)    Offer to Purchase (previously filed as exhibit (a)(1) to the Schedule
          14D-1 and incorporated herein by reference).

(d)(2) Letter of Transmittal (previously filed as exhibit (a)(2) to the Schedule 14D-1 and incorporated herein by reference).

(d)(3) Notice of Guaranteed Delivery (previously filed as exhibit (a)(3) to the Schedule 14D-1 and incorporated herein by reference).

(d)(4)    Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
          Other Nominees (previously filed as exhibit (a)(4) to the Schedule
          14D-1 and incorporated herein by reference).

(d)(5)    Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees (previously filed as exhibit (a)(5) to the Schedule 14D-1 and incorporated herein by reference).

(d)(6)    Guidelines for Certification of Taxpayer Identification Number on
          Substitute Form W-9 (previously filed as exhibit (a)(6) to the Schedule 14D-1 and incorporated herein by reference).

(d)(7) Form of Summary Advertisement, dated June 6, 1997 (previously filed as exhibit (a)(7) to the Schedule 14D-1 and incorporated herein by reference).

(d)(8)    Text of Press Release, dated June 2, 1997, issued by Purchaser
          (previously filed as exhibit (a)(8) to the Schedule 14D-1 and incorporated herein by reference).

(d)(9)   Notice regarding the Acordia, Inc. Producers Deferred Compensation &
         Equity Plan (previously filed as exhibit (a)(9) to the Schedule 14D-1 and incorporated herein by reference).

(d)(10) Notice regarding the Anthem, Acordia and ABI 401(k) Plans (previously filed as exhibit (a)(10) to the Schedule 14D-1 and incorporated herein by reference).

(d)(11) Letter dated June 17, 1997 from Frank C. Witthun, President and CEO of the Company, and L. Ben Lytle, Chairman of the Board of Directors of the Company, to all restricted stock participants (previously filed as exhibit (a)(11) to the Schedule 14D-1 and incorporated herein by reference.)

(d)(12) Letter dated June 17, 1997 from Frank C. Witthun, President and CEO of the Company, and L. Ben Lytle, Chairman of the Board of Directors of the Company, to the restricted stock participants under the Producer
         Deferred Compensation and Equity Plan (previously filed as exhibit
         (a)(12) to the Schedule 14D-1 and incorporated herein by reference).

(d)(13)  Letter from Frank C. Witthun, President and CEO of the Company, and
         L. Ben Lytle, Chairman of the Board of Directors of the Company, to each stock optionholder of the Company with an attached list of questions and answers regarding the stock options issued under the various Company stock compensation plans (previously filed as exhibit
         (a)(13) to the Schedule 14D-1 and incorporated herein by reference).

(d)(14) Form of Stock Option Cancellation Agreement (previously filed as exhibit (a)(14) to the Schedule 14D-1 and incorporated herein by reference).

(d)(15)  Text of Press Release, dated July 2, 1997, issued by Parent
         (previously filed as exhibit (a)(15) to the Schedule 14D-1 and incorporated herein by reference).

(e)       Section 262 of the General Corporation Law of the State of Delaware
          (included as Annex I to the Offer to Purchase and incorporated herein by reference).

(f)       Not applicable.

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* Material filed herewith.